Exhibit 99

Media Contact:

Brad Shaw

Gateway, Inc.

(858) 848-3957

brad.shaw@gateway.com

Investor Contact:

Marlys Johnson

Gateway, Inc.

(605) 232-2709

marlys.johnson@gateway.com

Gateway Reports 2003 Second Quarter Results

***

Transformation Drives Better Than Expected EPS

and Gross Margin Performance

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Before Tax Loss Narrows 25% Year Over Year

Poway, Calif., July 24, 2003 – Gateway, Inc. (NYSE:GTW) today reported revenue of $800 million for the quarter ending June 30, 2003, compared to $844 million in the first quarter and $1.0 billion in the prior year period. The company reported a net loss of $73 million, or $0.22 per share, better than the analysts’ consensus estimates by $.06 per share compared with a net loss of $200 million (including a $78 million restructuring charge), or $0.62 per share in the previous quarter, and a net loss of $61 million, or $0.19 per share a year earlier. Gateway’s pre-tax loss in the quarter was $70 million, which represents a 25 percent improvement from the prior year pre-tax loss of $93 million. The Company’s pre-tax loss improved 65 percent sequentially; excluding the restructuring charge in the first quarter this improvement was 42 percent. As previously indicated, second quarter results, particularly net loss and earnings per share, do not reflect a benefit from income taxes included in last year’s comparable quarter results. The company said its better than expected margin and EPS performance was a result of accelerated cost savings and steadily increasing sales of higher margin non-PC products.

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“We’re pleased with the progress we’re making in transforming from a traditional PC company to a branded integrator,” said Ted Waitt, Gateway’s chairman and CEO. “We have a lot of work to do, but every step in our transformation is being taken from a position of increased strength and momentum, and we expect to keep delivering on our milestones and goals through the balance of the year and beyond.”

Q2 2003 Performance Highlights

•	Sales of Gateway’s 42-inch plasma television, which remains the nation’s number one selling plasma TV in its category, increased steadily throughout the quarter, particularly in the company’s retail channel.

•	The company continued to broaden its overall product line with the launch of 10 new products in two new categories in May and June, further enhancing the company’s efforts to diversify its revenue streams. Gateway’s non-PC revenue as a percentage of total revenue increased to 28 percent from 24 percent in the prior quarter, with non-PC products and services contributing 70 percent of the company’s overall gross margin versus 76 percent in the first quarter. Approximately eight percentage points of the 76 percent described above related to the first quarter restructuring charge.

•	Gateway’s Business segment continued its strong performance, increasing revenue 19 percent over the prior quarter and remaining profitable.

•	Gateway began the previously announced renovations of its retail network late in the second quarter and remains on track to deliver on its goal of having all 192 stores remodeled to better accommodate its broader product line and unique high-assist sales approach in time for the holiday selling season. The company officially opens its first new pilot store in San Diego’s Mission Valley tomorrow, with four additional pilots to be opened in the coming weeks elsewhere in Southern California and in Denver.

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•	The company’s cash conversion cycle more than doubled from the prior quarter to minus seven days and Gateway ended the quarter with $1.17 billion in cash and marketable securities.

•	Gateway continued to make significant progress in reducing its costs of goods sold (COGS) by $200 million in 2003 and remains on track to meet its target to reduce selling, general and administrative (SG&A) expenses by $125 million in 2003 ($200 million on an annualized basis). The company’s second quarter COGS savings of $48 million exceeded its target of $35-$40 million.

Quarterly Sales

In the second quarter, Gateway sold 490,000 PCs, down 3 percent sequentially and 25 percent on a year-over-year basis. This decline was due primarily to the effect of previously announced store closures late in the first quarter and the company’s stated focus on mid to higher end PC sales. This strategy was reflected in Gateway’s average unit price (AUP) of $1,632, which was slightly below the previous quarter’s $1,670 (a two-year high), and compared to $1,544 in the second quarter of 2002. AUP is defined as total net sales divided by PC units.

Gateway will return to the low end of the PC market in the coming weeks with a new desktop product line that will provide both high value to the customer and enhance the company’s efforts to return its PC business to profitability.

Pre-Tax Loss

Gross margin was 17.2 percent, compared to 12.6 percent in the previous quarter and 14.3 percent in the second quarter last year. Gross margin in the previous quarter was negatively impacted by 1.5 percentage points due to restructuring costs. Gateway’s strong margin performance in the quarter was due to accelerated COGS savings, including warranty cost reductions, and increased sales of non-PC products and services.

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SG&A was $212 million in the second quarter, down from $308 in the first quarter of 2003 and $242 million in the second quarter of 2002. First quarter SG&A included $65 million in restructuring costs. The reduction in SG&A primarily reflects the impact of previously announced first quarter store closures, increased efficiencies in marketing communications and other labor and non-labor SG&A expense reductions.

Pre-tax loss was $70 million in the second quarter, significantly better than the $93 million in the second quarter of 2002.

Outlook

Gateway today confirmed that it is comfortable with analysts’ consensus of third quarter revenue of $874 million and fourth quarter revenue of $954 million and is maintaining its prior guidance for a third quarter loss of $0.19 per share, and a fourth quarter loss of $0.09 per share, which is slightly better than analysts’ consensus. EPS guidance and anticipated SG&A savings do not include the impact of additional costs and expenses the company may incur in the third and fourth quarters relating to outsourcing initiatives it is considering as part of its transformation from a PC company to a branded integrator. These initiatives would be undertaken only if they were believed to provide long-term cost savings to the company, while enabling it to further improve overall quality and customer satisfaction. The company also reaffirmed its expectation to return to a positive cash flow position in the fourth quarter and exit the year with more than $1 billion in cash and marketable securities.

Gateway expects to provide more detail on the exact costs and benefits from these potential activities, as well as its retail transformation costs, later in the third quarter.

Conference Call Information

Gateway will host a conference call on Thursday, July 24 at 5:30 p.m. EST. The call will be accessible via live audio webcast at www.gateway.com.

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About Gateway

Since its founding in 1985, Gateway (NYSE: GTW) has been a technology and direct-marketing pioneer, using its call centers, web site and retail network to build direct customer relationships. As it transforms itself from being a leading PC company into a branded integrator of personalized technology solutions, the company’s line of Gateway-branded products is expanding to include digital TVs, DLP projectors, tablet PCs and systems and networking products and services. Gateway is America’s second most admired computer company, according to Fortune magazine(1), and its products and services received more than 125 awards and honors last year. For more information, visit www.gateway.com.

(1)	Source: Fortune magazine, March 3, 2003 issue

Special Note

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not materialize or prove incorrect, could cause Gateway’s results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be forward-looking statements, including any projections or preliminary estimates of earnings, revenues, or other financial items; any statements of plans, strategies and objectives of management for future operations; any statements regarding proposed new products, services or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks that contribute to the uncertain nature of these statements include, among others, competitive factors and pricing pressures, including the impact of aggressive pricing cuts by larger competitors; general conditions in the personal computing industry, including changes in overall demand and average selling prices, shifts from desktops to mobile computing products and information appliances and the impact of new microprocessors and operating software; the ability to transform the company to a technology solutions provider and restructure its operations and cost structure; component supply shortages; short product cycles; the ability to access new technology; infrastructure requirements; risks of international business; foreign currency fluctuations; ability to grow in e-commerce; risks of minority equity investments; risks relating to new or acquired businesses, joint ventures and strategic alliances; risks related to financing customer orders; changes in accounting rules; the impact of litigation and government regulation generally; inventory risks due to shifts in market demand; changes in product, customer or geographic sales mix; the impact of employee reductions and management changes and additions; and general economic conditions, and other risks described from time to time in Gateway’s Securities and Exchange Commission periodic reports and filings. Gateway assumes no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.

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Gateway, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Net sales	$799,639	$1,004,915	$1,644,090	$1,997,156
Cost of goods sold	661,981	861,335	1,400,198	1,728,941

Gross profit	137,658	143,580	243,892	268,215
Selling, general, and administrative expenses	212,266	241,860	520,613	579,800

Operating loss	(74,608)	(98,280)	(276,721)	(311,585)
Other income, net	4,825	5,472	9,239	23,232

Loss before income taxes	(69,783)	(92,808)	(267,482)	(288,353)
Benefit for income taxes	—	(34,340)	—	(106,692)

Net loss	$(69,783)	$(58,468)	$(267,482)	$(181,661)
Preferred stock dividends and accretion	(2,784)	(2,777)	(5,566)	(5,764)

	$(72,567)	$(61,245)	$(273,048)	$(187,425)

Basic and diluted net loss per share:	$(0.22)	$(0.19)	$(0.84)	$(0.58)

Basic and diluted weighted average shares outstanding	324,072	324,026	324,072	324,002

Gateway, Inc.

Consolidated Balance Sheet

(in thousands)

	June 30, 2003	December 31, 2002
ASSETS:
Current assets:
Cash and cash equivalents	$399,610	$465,603
Marketable securities	769,964	601,118
Accounts receivable, net	208,852	197,817
Inventory	73,500	88,761
Other	259,868	602,073

Total current assets	1,711,794	1,955,372
Property, plant, and equipment, net	395,110	481,011
Intangibles, net	18,637	23,292
Other assets	26,258	49,732

	$2,151,799	$2,509,407

LIABILITIES, SERIES C PREFERRED STOCK AND STOCKHOLDERS’ EQUITY:
Current liabilities
Accounts payable	$298,019	$278,609
Accrued liabilities	244,117	364,741
Accrued royalties	66,666	56,684
Other current liabilities	230,299	240,315

Total current liabilities	839,101	940,349
Other long-term liabilities	141,719	127,118

Total liabilities	980,820	1,067,467
Series C preferred stock	196,568	195,422
Stockholders’ equity	974,411	1,246,518

	$2,151,799	$2,509,407